Exhibit (h)(7)

Schedule I

Index Provider	Index	Fund
Bloomberg Barclays	Bloomberg Barclays China Aggregate RIC Capped Index	KraneShares Bloomberg Barclays China Aggregate Bond Index ETF
CSI	CSI Overseas China Internet Index	KraneShares CSI China Internet ETF
CSI	CSI Diversified High Grade Commercial Paper Index	KraneShares E Fund China Commercial Paper ETF
FTSE International Limited	FTSE Emerging incl China Overseas non-R/QFII GDP Weighted Index	KraneShares FTSE Emerging Markets Plus ETF
Indxx, LLC	KraneShares Emerging Markets Healthcare Index ETF	KraneShares Emerging Markets Healthcare Index ETF
MSCI Inc.	MSCI China A International Index MSCI China A Inclusion Index	KraneShares Bosera MSCI China A Share ETF
MSCI Inc.	MSCI China IMI Environment 10/40 Index	KraneShares MSCI China Environment Index ETF
MSCI Inc.	MSCI Global China Infrastructure Exposure Index	KraneShares MSCI One Belt One Road Index ETF
MSCI Inc.	MSCI China All Shares Consumer Discretionary Index	KraneShares MSCI All China Consumer Discretionary Index ETF
MSCI Inc.	MSCI China All Shares Consumer Staples Index	KraneShares MSCI All China Consumer Staples Index ETF
MSCI Inc.	MSCI China All Shares Health Care Index	KraneShares MSCI All China Health Care Index ETF
Solactive AG	Solactive Electric Vehicles and Future Mobility Index	KraneShares Electric Vehicles and Future Mobility Index ETF
Solactive AG	Solactive Emerging Market Consumer Technology Index	KraneShares Emerging Markets Consumer Technology Index ETF
Solactive AG	Solactive USD China Corporate High Yield Bond Index	KraneShares CCBS China Corporate High Yield Bond USD Index ETF
Zacks Index Services	Zacks New China Index	KraneShares Zacks New China ETF

1	January 1, 2018